Exhibit 10.ii
POLARIS INDUSTRIES INC.
SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”), is made and entered into as of ___________, 2014 between POLARIS INDUSTRIES INC., a Minnesota corporation (the "Company"), and ________________ (the "Employee").

R E C I T A L S:

WHEREAS, Employee has been offered employment by the Company; and

WHEREAS, as an inducement to accept such employment and to enhance the loyalty and performance of Employee with the Company, the Company desires to provide the Employee with certain compensation and benefits in the event a termination of employment under the circumstances set forth herein.

NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein, the parties hereby agree as follows:

1.    Definitions. As used in this Agreement, these terms shall have the following meanings:
(a)    Cause. For purposes of this Agreement only, "Cause" means (i) repeated violations of the Employee's employment obligations (other than as a result of incapacity due to physical or mental illness), which are demonstrably willful and deliberate on Employee's part and which are not remedied in a reasonable period after written notice from the Company specifying such violations; or (ii) conviction for (or plea of nolo contendere to) a felony.
(b)    Change in Control. A "Change in Control" shall be deemed to have occurred if, prior to the Termination Date (as defined below):
(i)    Any election has occurred of persons to the Board that causes at least one-half of the Board to consist of persons other than (x) persons who were members of the Board as of the date of this Agreement and (y) persons who were nominated for election by the Board as members of the Board at a time when more than one-half of the members of the Board consisted of persons who were members of the Board as of the date of this Agreement; provided, however, that any person nominated for election by the Board at a time when at least one-half of the members of the Board were persons described in clauses (x) and/or (y) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (x) (persons described or deemed described in clauses (x) and/or (y) are referred to herein as "Incumbent Directors"); or
(ii)    The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities equal to or greater than 35% of the Company Voting Securities unless such acquisition has been designated by the Incumbent Directors as an acquisition not constituting a Change in Control for purposes hereof; or
(iii)    A liquidation or dissolution of the Company; or a reorganization, merger or consolidation of the Company unless, following such reorganization, merger or consolidation, the Company is the surviving entity resulting from such reorganization, merger or consolidation or at least one-half of the Board of Directors of the entity resulting from such reorganization, merger or consolidation consists of Incumbent Directors; or a sale or other disposition of all or substantially all of the assets of the Company unless, following such sale or disposition, at least one-half of the Board of Directors of the transferee consists of Incumbent Directors.
As used herein, "Company Voting Securities" means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of the Board.

(c)    Change in Control Termination. “Change in Control Termination” shall have the meaning set forth in Paragraph 2.

(d)    Code. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
(e)    Good Reason. "Good Reason" means (i) the assignment to Employee of any duties inconsistent in any material respect with Employee's position or any material reduction in the scope of the Employee's authority and responsibility; (ii) there is a material reduction in Employee's base compensation; (iii) there is a material change in the geographic location of the Employee’s principal place of employment; or (iv) the Company otherwise fails to perform any of its material obligations to Employee. The Employee must give the Company notice of the existence of Good Reason during the 90-day period beginning on the date of the initial existence of Good Reason. If the Company remedies the condition giving rise to Good Reason within 30 days thereafter, Good Reason shall not exist and the Employee will not be entitled to terminate employment for Good Reason.
(f)    Non-Change in Control Termination. “Non-Change in Control Termination” shall have the meaning set forth in Paragraph 3.
(g)    Retirement. “Retirement” means termination of the Employee’s employment with the Company, other than a termination by the Company for Cause, in which the Termination Date occurs on or after the date the Employee has reached the age of fifty-five (55) and has completed at least five (5) years of service with the Company.
(h)    Senior Executive Incentive Plan. “Senior Executive Incentive Plan” means the Polaris Industries Inc. Senior Executive Annual Incentive Plan.
(i)    Termination Date. "Termination Date" means the date on which the Employee's employment with the Company is terminated, with termination of employment being deemed to have occurred using the standard under Section 409A of the Code (also referred to as a “separation from service”).
2.    Termination upon Change in Control. If a Change in Control occurs and, upon or within twenty-four (24) months after such Change in Control, the Employee terminates his or her employment for Good Reason or the Employee's employment is terminated by the Company for any reason other than for Cause (a "Change in Control Termination”), then the Employee shall, subject to the conditions set forth in Paragraph 5, be entitled to the following severance benefits:
(a)    Termination Payment upon Change in Control. The Company shall pay the Employee a lump sum cash payment, no later than sixty (60) days after the Termination Date, in an amount equal to (i) two (2) times Employee's average annual cash compensation (including base salary and annual cash incentive awards, but excluding the award, exercise, vesting or settlement of stock options or other equity-based awards) for the three completed fiscal years (or lesser number of fiscal years if the Employee's employment has been of shorter duration) of the Company immediately preceding the Change in Control Termination, plus (ii) the amount of the Employee’s earned but unused vacation time.
(b)    Unpaid Annual Bonus Payment for Prior Fiscal Year upon Termination upon Change in Control. If the Termination Date occurs before a cash incentive award under the Senior Executive Incentive Plan has been paid for work performed in the last completed fiscal year immediately preceding the fiscal year in which the Termination Date occurs, the Company shall, in addition to the payment to be made pursuant to Paragraph 2(a), pay to the Employee the amount of the Employee's cash incentive award under the Senior Executive Incentive Plan for such preceding fiscal year as soon as it is determinable (but no later than two and one-half months after the end of such preceding fiscal year). Notwithstanding the foregoing regarding the payment of an unpaid cash incentive award for performance in the preceding fiscal year, no cash incentive award under the Senior Executive Incentive Plan or otherwise shall be paid for performance during any part of the fiscal year in which the Termination Date occurs.
3.    Non-Change in Control Termination. Notwithstanding the foregoing, if the Employee's employment is terminated by the Company for any reason other than for Cause, and such termination does not occur upon or within twenty-four (24) months after a Change in Control such that a Change in Control Termination shall have occurred (a “Non-Change in Control Termination”), then the Employee shall, subject to the conditions set forth in Paragraph 5, be entitled to the following severance benefits:
(a)    Non-Change in Control Termination Payment. The Company shall pay the Employee (i) an amount equal to the sum of (A) the Employee’s annual base salary as of the Termination Date plus (B) the amount of the cash incentive award that was paid or payable to the Employee under the Senior Executive Incentive Plan for work performed in the last completed fiscal year immediately preceding the fiscal year in which the Termination Date occurs, which amount shall be payable over a period of one year beginning on the Termination Date in periodic installments in accordance with the Company’s normal payroll practices; provided, however, that any installments that otherwise would be paid during the first sixty (60) days after the Termination Date will be delayed and included in the first installment paid to the Employee on the first payroll date that is more than sixty (60) days after the Termination Date, and (ii) a lump cash payment, no later than sixty (60) days after the Termination Date, in an amount equal to the Employee’s earned but unused vacation time. If the Employee is a “specified employee” (within the meaning of Section 409A of the Code), and if the amount otherwise payable to the Employee under this Paragraph 3(a)(i) during the six-month period beginning on the Termination Date exceeds two times the limitation applicable as of the Termination Date under Section 401(a)(17) of the Code, then such excess amount shall be paid at the end of such six-month period.
(b)    Unpaid Annual Bonus Payment for Prior Fiscal Year upon Non-Change in Control Termination. If the Termination Date occurs before a cash incentive award under the Senior Executive Incentive Plan has been paid for work performed in the last completed fiscal year immediately preceding the fiscal year in which the Termination Date occurs, the Company shall, in addition to the payments to be made pursuant to Paragraph 3(a), pay to the Employee the amount of the Employee's cash incentive award under the Senior Executive Incentive Plan for such preceding fiscal year as soon as it is determinable (but no later than two and one-half months after the end of such preceding fiscal year). Notwithstanding the foregoing regarding the payment of an unpaid cash incentive award for performance in the preceding fiscal year, no cash incentive award under the Senior Executive Incentive Plan or otherwise shall be paid for performance during any part of the fiscal year in which the Termination Date occurs.
(c)    COBRA Premium. If the Employee elects to receive COBRA benefits upon termination, the Company shall pay the premium for coverage of the Employee and the Employee’s eligible spouse and/or dependents under the Company’s group health plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act for the one-year period beginning on the Termination Date.
(d)    Outplacement Counseling. The Company shall provide the Employee with reasonable executive outplacement services, in accordance with Company policies for senior executives as in effect on the Termination Date.
(e)    Lapse of Restrictions on Performance Based Restricted Share and Unit Awards. Notwithstanding the terms of any agreement pursuant to which performance-based restricted share and restricted stock unit awards have been granted to the Employee by the Company, all restrictions applicable to such awards shall lapse immediately upon the Termination Date if the measurement period and performance goals applicable thereto have been achieved on or before the Termination Date.
4.    Retirement. If the Employee’s employment with the Company terminates under circumstances that constitute a Retirement (whether or not such employment termination also constitutes a Change in Control Termination or a Non-Change in Control Termination), then the Employee shall, subject to the conditions set forth in Paragraph 5, be entitled to a severance benefit in an amount equal to three (3) times the Employee’s annual base salary as of the Termination Date. The Company shall pay such amount to the Employee in a lump sum cash payment no later than sixty (60) days after the Termination Date, and shall be provided in addition to any severance benefits that the Employee may otherwise be entitled to pursuant to Paragraph 2 or Paragraph 3 hereof.
5.    Condition to Receipt of Severance Benefits. As a condition to receiving any severance benefits in connection with a Change in Control Termination under Paragraph 2, in connection with a Non-Change in Control Termination under Paragraph 3 or in connection with a Retirement under Paragraph 4, the Employee shall have executed and not rescinded a general waiver and release (the “Waiver and Release”) in the form provided by the Company at the time of termination of employment, and shall be and remain in compliance with Employee’s continuing obligations to the Company under this Agreement or any other written agreement between the Employee and the Company (including the Non-Competition and Non-Solicitation Agreement referenced in Paragraph 17). The Waiver and Release shall become effective in accordance with the rescission provisions set forth therein.
6.    Benefits in Lieu of Severance Pay. The severance benefits provided for in Paragraphs 2, 3 and 4 are in lieu of any benefits that would otherwise be provided to the Employee under any Company severance pay policy or practice and the Employee shall not be entitled to any benefits under any Company severance pay policy or practice in the event that severance benefits are paid hereunder.
7.    Rights in the Event of Dispute. In the event of a Change of Control Termination, if there is a claim or dispute arising out of or relating to this Agreement or any breach thereof, regardless of the party by whom such claim or dispute is initiated, the Company shall, in connection with settlement in the Employee's favor of any such matter or upon payment of any judgment entered in the Employee's favor, upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys' fees, court costs, and ordinary and necessary out-of-pocket cost of attorneys, billed to and payable by the Employee or by anyone claiming under or through the Employee.
8.    Other Benefits. The benefits provided under this Agreement shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of, any benefits that Employee or his or her beneficiary may be entitled to receive under any other contract, plan or program now or hereafter maintained by the Company, or its subsidiaries, including any and all stock options and other equity-based award agreements.
9.    Effect on Employment. Neither this Agreement nor anything contained herein shall be construed as conferring upon Employee the right to continue in the employment of the Company or any of its affiliates, or as interfering with or limiting the right of the Company to terminate the Employee's employment with or without cause at any time.
10.    Limitation in Action. Prior to the occurrence of a Change in Control, the Board shall have the power and the rights, within its sole discretion, to modify or amend Paragraph 2 of this Agreement, but not in a manner that would be less favorable to the Employee without the consent of Employee. In all other cases, and notwithstanding the authority granted to the Board to exercise any discretion to modify or amend Paragraph 2 of this Agreement contained herein, the Board will not, following a Change in Control, have the power or right to exercise such authority or otherwise take any action that is inconsistent with the provisions of this Agreement.
11.    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Employee, such obligations have been assumed by the successor as a matter of law. The Employee's rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Employee's legal representative or other successors in interest, but shall not otherwise be assignable or transferable.
12.    Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.
13.    Survival. The rights and obligations of the parties pursuant to this Agreement shall survive the termination of the Employee's employment with the Company to the extent that any performance is required hereunder after such termination.
14.    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Minnesota, without giving effect to the conflicts of law provisions thereof.
15.    Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's case, to its Secretary) or 48 hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Employee, to his last known address as carried on the personnel records of the Company and, in the case of the Company, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by written notice to the other party.
16.    Amendments and Construction. Except as set forth in Paragraph 9, this Agreement may only be amended in a writing signed by the parties hereto. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.
17.    Non-Competition and Non-Solicitation Agreement. The Non-Competition and Non-Solicitation Agreement entered into between the Employee and the Company remains in full force and effect and nothing contained herein is intended to amend or modify the provisions of that agreement or any replacements thereof.
18.    Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company determines are required or authorized to be withheld pursuant to any applicable law or regulation. Except for any tax amounts withheld by the Company from any compensation that Employee may receive in connection with Employee’s employment with the Company and any employer taxes required to be paid by the Company under applicable laws or regulations, Employee is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Employee receives from the Company under this Agreement or otherwise in connection with Employee’s employment with the Company.
19.    Code Section 409A. It is intended that all of the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed by the Company at the time of separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments will not be provided to the Employee prior to the earliest of (i) the expiration of the six-month period measured from the Termination Date, (ii) the date of the Employee’s death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all Payments deferred pursuant to this Paragraph 19(c) will be paid in a lump sum to the Employee, and any remaining Payments due will be paid as otherwise provided herein or in the applicable agreement. No interest will be due on any amounts so deferred. Notwithstanding any other provision herein to the contrary, in the event of any ambiguity in the terms of this Agreement, such term(s) will be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Code Section 409A, or the payment of increased taxes, excise taxes or other penalties under Code Section 409A. The parties intend all payments and benefits hereunder to be in compliance with Code Section 409A.

IN WITNESS WHEREOF, the parties have duly executed this Severance Agreement as of the day and year first written above.

	POLARIS INDUSTRIES INC.	EMPLOYEE
By:
	Stacy Bogart	Name:
VP, General Counsel